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                                                                    EXHIBIT 99.1
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A.C. MOORE [GRAPHIC OMITTED]            General Office o Distribution Center
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                                       130 A.C. Moore Drive o Berlin, NJ 08009
                                     PHONE: (856) 768-4930 o FAX: (856) 753-4723


FOR:                                   FROM:
A.C. Moore Arts & Crafts, Inc.         Gregory FCA Communications, Inc.
Leslie Gordon                          For More Information Contact:
Chief Financial Officer                Joe Crivelli
(856) 768-4930                         (610) 642-8253


                              FOR IMMEDIATE RELEASE
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                 A.C. Moore's First Quarter Sales Increase 8.2%

Berlin, New Jersey, April 6, 2006 - A.C. Moore Arts & Crafts, Inc.
(Nasdaq: ACMR) reported today sales of $132.9 million for the first quarter ended March 31, 2006, an increase of 8.2% over sales of $122.9 million during the first quarter of 2005. Same store sales in the first quarter of 2006 decreased by 1.8% versus 2005. The Company opened four stores in the quarter, including its second in Florida.

Jack Parker, Chief Executive Officer, stated, "Our comp store sales were slightly below our plan, driven principally by the decline in our yarn and yarn accessory business. Those sales were $8.2 million below last year in comp stores. We continue to be encouraged by the performance of the other merchandise categories as sales excluding yarn increased by almost 6%. Although we anticipate a continuing drop in our yarn business for the rest of the year, the dollar decrease will be substantially less than what occurred in the first quarter. Based on the first quarter sales as reported, our first quarter earnings are likely to be at or modestly below the analysts' consensus earnings estimate which is $0.01 per diluted share."

First quarter earnings will be released on April 20, 2006 and the company will host a conference call at 11:00 AM Eastern Daylight time to discuss the financial results in detail. To participate, please call 973-935-8599. If you are unable to access the live call, please dial 973-341-3080 and enter pin number 7239788 to access the taped digital replay. The replay will be available at approximately 1:00 PM on April 20th and will remain available until Wednesday, April 27th at 11:59 PM Eastern Daylight Time.

A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until April 20, 2007.

A. C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 113 stores in the eastern United States. For more information about the Company, visit our website at www.acmoore.com.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the costs associated with a change in senior management, the impact of the adoption of FAS 123R, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.